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                                                                     EXHIBIT 1.9

                 Amendment No. 1 to the Renewed Rights Agreement

      This AMENDMENT NO. 1 ("Amendment No. 1") is made as of the 25th day of March, 2003, between The Gillette Company, a Delaware corporation (the "Company") and The Bank of New York, a New York banking corporation ("BNY"), as successor Rights Agent under that certain Renewed Rights Agreement between the Company and The First National Bank of Boston, as Rights Agent, dated as of December 14, 1995 (the "Renewed Rights Agreement"). Terms defined in the Renewed Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

      WHEREAS, on December 14, 1995, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company and 40 Rights for each share of Series C Preferred Stock outstanding upon the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company and 40 Rights (subject to certain adjustments) for each share of Series C Preferred Stock issued between the Record Date and the Distribution Date, and under certain circumstances thereafter, each Right initially representing the right to purchase one ten-thousandth of a share of Preferred Stock, upon the terms and subject to the conditions set forth in the Renewed Rights Agreement;

      WHEREAS, at a meeting on March 13, 2003, the Board of Directors of the Company (i) resolved to amend certain provisions of the Renewed Rights Agreement, (ii) pursuant to Section 21 of the Renewed Rights Agreement, resolved to replace The First National Bank of Boston with BNY as Rights Agent, and (iii) authorized the officers of the Company to effect such other changes to the Renewed Rights Agreement as in their judgment necessary or desirable to make the provisions of the Renewed Rights Agreement accurate and to carry out the purposes of such resolutions (the "Authorized Actions");

      WHEREAS, the Distribution Date has not occurred; and

      WHEREAS, pursuant to Section 26 of the Renewed Rights Agreement, the Company now desires to amend certain provisions of the Renewed Rights Agreement to memorialize and give effect to the Authorized Actions;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and intending to be legally bound, the parties hereby agree as follows:

      1. All the references to "The First National Bank of Boston" or "the Rights Agent" in the Renewed Rights Agreement (including, without limitation, the Exhibits thereto) shall be deemed to refer to The Bank of New York, as successor Rights Agent.


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      2. The definition of "Business Day" in Section 1(h) of the Renewed Rights
Agreement shall be amended and restated in its entirety to read as follows:

            "(h) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts or the State of New York are authorized or obligated by law or executive order to close."

      3. Pursuant to the provisions of Section 21 of the Renewed Rights Agreement, as amended by this Amendment No. 1, the Company hereby appoints BNY as successor Rights Agent. As a result of such appointment and in accordance with Section 21 of the Renewed Rights Agreement, BNY shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Rights Agent without further act or deed.

      4. BNY hereby represents and warrants that it meets the requirements to serve as successor Rights Agent that are set forth in Section 21 of the Renewed Rights Agreement, as amended by this Amendment No. 1.

      5. The address of the Rights Agent in Section 25 of the Renewed Rights Agreement for any notices or demands under the Renewed Rights Agreement shall be deleted and replaced in its entirety as follows:

                  The Bank of New York
                  101 Barclay Street, 11 E
                  New York, New York 10286
                  Attention: Stock Transfer Division

      6. Section 31 of the Renewed Rights Agreement shall be amended and restated in its entirety to read as follows:

            "Section 31. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes this Agreement shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York."

      7. Except as expressly amended herein, all other terms and conditions of the Renewed Rights Agreement shall remain in full force and effect.

      8. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Renewed Rights Agreement to be duly executed as of the day and year first above written.

                                   THE GILLETTE COMPANY


                                    By: /s/ William J. Mostyn III
                                       --------------------------
                                      Name: William J. Mostyn III
                                      Title: Secretary

Attest:


By: /s/ Raymond J. De Vellis
   -------------------------
    Assistant Secretary

                                   THE BANK OF NEW YORK


                                    By: /s/ Annette Hogan
                                       -------------------------
                                      Name: Annette Hogan
                                      Title: Assistant Treasurer


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